PROSPECTUS SUPPLEMENT NO. 5 (TO PROSPECTUS DATED APRIL 25, 2014)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-195251

Immune Pharmaceuticals Inc.

7,293,242 Shares of Common Stock

This prospectus supplement No. 5 supplements and amends the prospectus dated April 25, 2014, as supplemented and amended by prospectus supplement No.1, dated May 20, 2014, prospectus supplement No. 2, dated June 6, 2014, prospectus supplement No. 3, dated June 23, 2014 and prospectus supplement No. 4, dated July 10, 2014 (collectively, the “Prospectus”), relating to the resale or other disposition by the selling security holders identified in the Prospectus of up to 7,293,242 shares of our common stock, consisting of (a) 3,400,315 shares of common stock issuable upon conversion of shares of the registrant’s Series C 8% Convertible Preferred Stock issued in a private placement that closed on March 14, 2014, (b) 272,025 shares of common stock that may be issuable as payment for dividends on the Series C 8% Convertible Preferred Stock, payable through March 14, 2015, (c) 1,810,451 shares of common stock issuable upon exercise of warrants at exercise price of $3.00 per share, subject to adjustment as provided in the warrants, which warrants were originally issued in the private placement and subsequently restated in accordance with the Current Report on Form 8-K filed herewith, and (d) 1,810,451 shares of common stock issuable upon exercise of warrants at an adjusted exercise price of $3.50 per share, subject to adjustment as provided in the warrants, which warrants were originally issued in the private placement and subsequently restated in accordance with the Current Report on Form 8-K filed herewith.

In accordance with the terms of the private placement, on May 2, 2014, the conversion price of the Series C 8% Convertible Preferred Stock was reduced from $3.40 to $2.71 and the exercise price of the warrants was reduced from $4.25 to $3.39 and from $5.10 to $4.07, as applicable. Consequently, as of May 2, 2014, an additional 775,395 shares of common stock may be issuable upon the conversion of the Series C 8% Convertible Preferred Stock and an additional 62,032 shares may be issuable as payment for dividends thereon, payable through March 14, 2015. In accordance with the restated warrants issued on August 13, 2014, the as adjusted exercise price of the warrants was reduced from $3.39 to $3.00 and from $4.07 to $3.50, as applicable. As a result of the anti-dilution adjustments in the restated warrants, we have outstanding restated warrants to purchase an aggregate of 2,449,380 shares of common stock at an exercise price of $3.50 per share and restated warrants to purchase an aggregate of 2,381,342 shares of common stock at an exercise price of $3.00 per share.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is listed on the OTCQX Marketplace (OTCQX) and the NASDAQ OMX, First North Premier, Stockholm, under the symbol “IMNP”. On August 13, 2014, the last reported sale price of our common stock as reported on the OTCQX was $4.11 per share.

We will not receive any proceeds from the sale or other disposition of common stock by the selling security holders. We may, however, receive proceeds from any warrants exercised in cash by selling security holders, however, we cannot predict the timing or the amount of the exercise of such warrants, if at all.

On August 14, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus, as may be updated from time to time by our quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 13, 2014

Immune Pharmaceuticals Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-51290	52-1841431
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

Cambridge Innovation Center, One Broadway, 14th Floor, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 606-3500

708 Third Avenue, Suite 210, New York, New York 10017
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to an Amendment Agreement, dated August 13, 2014 (the “Amendment Agreement”), all of the holders of Immune Pharmaceuticals Inc.’s (the “Company”) warrants to purchase (i) an aggregate of 1,680,945 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an original exercise price of $5.10 per share ($4.07 per share, as previously adjusted) (the “$5.10 Warrants”), and (ii) an aggregate of 1,680,945 shares the Company’s Common Stock, at an original exercise price of $4.25 per share ($3.39 per share, as previously adjusted) (the “$4.25 Warrants,” and collectively with the $5.10 Warrants, the “Original Warrants”), issued in a private placement to accredited investors that was consummated on March 14, 2014, agreed to (x) amend and restate the Original Warrants to remove the anti-dilution provisions included in the Original Warrants for subsequent offerings and make certain other changes to re-classify such Warrants as equity and (y) issue to all of the holders of the Original Warrants an aggregate of 224,126 unregistered shares of the Company’s Common Stock (the “Shares”).

In consideration for the consent of the holders of the Original Warrants to amend and restate the Original Warrants (the “Restated Warrants”), the exercise price of the $5.10 Warrants was reduced to $3.50 per share and the exercise price of the $4.25 Warrants was reduced to $3.00 per share. In addition, the Original Warrants will become exercisable for an increased amount of shares of Common Stock to reflect anti-dilution adjustments resulting from the reduction in such exercise prices. Accordingly, the Company will have outstanding Restated Warrants to purchase an aggregate of 2,449,380 shares of the Company’s Common Stock, at an exercise price of $3.50 per share, and an aggregate of 2,381,342 shares of the Company’s Common Stock, at an exercise price of $3.00 per share. The Company will be filing a registration statement covering the resale of the additional shares of Common Stock underlying the Warrants that are issuable pursuant to the anti-dilution adjustments.

Daniel Teper, the Company’s Chief Executive Officer, and David Sidransky, Daniel Kazado and Rene Lerer, members of the Company’s board of directors, were holders of Original Warants and now hold Restated Warrants. Messrs. Teper, Sidransky, Kazado and Lerer received 1,176 Shares, 784 Shares, 392 Shares and 392 Shares, respectively in connection therewith.

The Restated Warrants are to be accounted for as stockholders’ equity. The Company’s unaudited pro forma condensed consolidated balance sheets as of June 30, 2014, giving retroactive effect to the issuance of the Company’s Restated Warrants and the Shares, is being filed herewith as Exhibit 99.1.

The Shares have not been registered under the Securities Act of 1933, as amended, or state securities laws. The Company is relying on the exemption from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof.

The foregoing is a summary of the terms of the Restated Warrants and the Amendment Agreement and does not purport to be complete. The foregoing summary is qualified in its entirety by reference to the full text of the Form of Restated Warrant and the Amendment Agreement, copies of which are filed herewith as Exhibits 4.1 and 10.1, respectively.

Item 3.02 Unregistered Sale of Equity Securities.

The information provided in Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed consolidated balance sheets as of June 30, 2014 are filed herewith as Exhibit 99.1.

(d)	Exhibits.

Exhibit Number		Description of Exhibits
	4.1	Form of Restated Warrant.
	10.1	Form of Amendment Agreement.
	99.1	Unaudited Pro Forma Condensed Consolidated Balance Sheets as of June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: August 13, 2014
	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer

Exhibit 4.1

Exhibit A — Form of Restated Series A Warrant and Restated Series B Warrant

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS. ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS COVERING THESE SECURITIES, THE COMPANY MAY, IN ITS REASONABLE DISCRETION, REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO IT, AS A CONDITION TO ANY SUCH SALE, TRANSFER OR DISPOSITION.

AMENDED AND RESTATED SERIES A COMMON STOCK PURCHASE WARRANT

IMMUNE PHARMACEUTICALS INC.

Warrant Shares: [__________]	Initial Exercise Date: March ___, 2014
Amended and Restated Date: August 13, 2014

THIS AMENDED AND RESTATED SERIES __ COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [________________] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the five (5) year anniversary of the Initial Exercise Date (the “Termination Date”), but not thereafter, to subscribe for and purchase from Immune Pharmaceuticals Inc., a Delaware corporation (the “Company”), up to [____________] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.       Definitions.    Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), including Annex A thereto, dated March 6, 2014, among the Company and the purchasers signatory thereto, and as subsequently amended pursuant to that certain Amendment Agreement, dated August 13, 2014.

Section 2.         Exercise.

a)                   Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto. Within three (3) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)                   Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $____, subject to adjustment hereunder (the “Exercise Price”).

c)                   Cashless Exercise. If at the time of exercise hereof the Effectiveness Deadline has passed and (i) there is no effective registration statement registering, or (ii) the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d)                   Mechanics of Exercise.

                                                               i.      Delivery of Warrant Shares Upon Exercise. The Company shall use best efforts such that Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate to the address specified by the Holder in the Notice of Exercise by the end of the day on the date that is three (3) Trading Days after the receipt by the Company of the Notice of Exercise provided that the Holder has paid the aggregate Exercise Price by such time (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise.

                                                                                            ii.            Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

                                                                                          iii.            Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

                                                                                          iv.            Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

                                                                                           v.            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

                                                                                          vi.            Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

                                                                                        vii.            Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof. The Company shall pay all Transfer Agent and DTC fees required for processing of any Notice of Exercise.

e)                   Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercise of the Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.                     Certain Adjustments.

a)                   Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                   Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c)                   Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate ordinary voting power represented by issued and outstanding Common Shares (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that (A) is approved by the board of directors of the Company and (B) is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, including, but not limited to, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

d)                   Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

e)                   Notice to Holder.

                                                                                             i.      Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

                                                                                            ii.      Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.                     Transfer of Warrant.

a)                   Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)                   New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)                   Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a)                   No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)                   No Net-Cash Settlement. In no event will the Holder be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in securities.

c)                   Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

d)                   Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

e)                   Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

f)                    Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

g)                   Restrictions and Compliance with Securities Laws. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws. The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or any applicable state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale. By acceptance of this Warrant, the Holder represents and warrants to the Company that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. The Holder is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

h)                   Legend. This Warrant and any certificates representing the Warrant Shares issued upon exercise hereof shall be stamped or imprinted with legends substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS. ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS COVERING THESE SECURITIES, THE COMPANY MAY, IN ITS REASONABLE DISCRETION, REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO IT, AS A CONDITION TO ANY SUCH SALE, TRANSFER OR DISPOSITION.”

i)                     Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

j)                    Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

k)                   Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

l)                     Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

m)                 Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

n)                   Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

o)                   Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

p)                   Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Series A Warrant to be executed by its officer thereunto duly authorized.

Dated: March ___, 2014

IMMUNE PHARMACEUTICALS INC.
By:__________________________________________ Name: Title:

NOTICE OF EXERCISE

To: IMMUNE PHARMACEUTICALS INC.

(1)   The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)   Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)   Please issue said Warrant Shares in the name and address of the undersigned or in such other name as is specified below:

_______________________________

_______________________________

_______________________________

[If permitted] The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature: _____________________________

Holder’s Address: _____________________________

_____________________________

Signature Guaranteed: ___________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit 10.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Agreement”) is dated as of August 13, 2014, by and between Immune Pharmaceuticals Inc., a Delaware corporation with offices located at Cambridge Innovation Center, One Broadway, 14th Floor, Cambridge, MA 02142 (the “Company”), and the investor signatory hereto (the “Investor”).

WHEREAS:

A. The Company, the Investor and certain other investors (the “Other Investors” and together with the Investor, the “Investors”) are parties to that certain Securities Purchase Agreement, dated as of March 10, 2013 (the “Existing Securities Purchase Agreement”), pursuant to which, among other things, the Investor purchased from the Company (i) certain shares of the Company’s Series C 8% Convertible Preferred Stock (the “Preferred Stock”), (ii) a five-year warrant to purchase up to a number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) set forth next to the Investor’s name on Schedule I attached hereto at an original exercise price of $4.25 (the “$4.25 Warrants”), and (iii) a five-year warrant to purchase up to a number of shares of Common Stock set forth next to the Investor’s name on Schedule I attached hereto at an original exercise price of $5.10 (the “$5.10 Warrants”). Immediately prior to the execution of this Agreement, the exercise price of the $4.25 Warrants is, as previously adjusted, $3.39 per share of Common Stock and the exercise price of the $5.10 Warrants is, as previously adjusted, $4.07 per share of Common Stock and the number of shares of Common Stock that remain exercisable pursuant to such Warrants are set forth next to the Investor’s name on Schedule I attached hereto.

B. The Company and the Investor desire to enter into this Agreement, pursuant to which, among other things, (i) the Company and the Investor shall amend and restate the $4.25 Warrants and the $5.10 Warrants to reduce the exercise prices thereof, and reflect anti-dilution adjustments that have occurred and modify certain anti-dilution provisions for subsequent offerings in the $4.25 Warrants and the $5.10 Warrants, and (ii) the Company shall issue to the Investor shares of the Company’s Common Stock as set forth next to the Investor’s name on Schedule I attached hereto.

C. Each of the Other Investors are executing agreements identical to this Agreement (other than proportional changes in the numbers reflecting (x) such different number of Restated Series A Warrants and Restated Series B Warrants exercisable into such different number of shares of Common Stock issuable to each such Other Investor for the $4.25 Warrant and the $5.10 Warrant, respectively, in each case, pursuant to separate agreements dated of even date herewith) (the “Other Agreements,” and together with this Agreement, the “Agreements”).

D. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Existing Securities Purchase Agreement as amended hereby.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. AMENDMENT AND RESTATEMENT OF WARRANTS; ISSUANCE OF SHARES.

1.1 Amendment and Restatement. Immediately upon the execution of all the Agreements (the “Effective Date”), (A) the $4.25 Warrants currently held by the Investor shall be amended and restated in the form attached hereto as Exhibit A (the “Restated Series A Warrants”), which Restated Series A Warrants shall have an initial exercise price of $3.00 per share and be exercisable for up to a number of shares of Common Stock set forth next to the Investors name on Schedule I attached hereto and, (B) the $5.10 Warrants currently held by the Investor shall be amended and restated in the form attached hereto as Exhibit A (the “Restated Series B Warrants”), which Restated Series B Warrants shall have an initial exercise price of $3.50 per share and be exercisable for up to a number of shares of Common Stock set forth next to the Investor’s name on Schedule I attached hereto.

1.2 Delivery of New Warrant Certificates. Upon the Effective Date, the Investor shall have the right to exercise the Restated Series A Warrant and Restated B Warrant on the amended and restated terms without having received a new certificate evidencing such warrants. Within three (3) Trading Days of receipt by the Company of the Investor’s original certificates evidencing the $4.25 Warrant and the $5.10 Warrant, the Company shall deliver or cause to be delivered to the Investor certificates for the Restated Series A Warrant and the Restated Series B Warrant.

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1.3 Issuance of Shares. Within five (5) Trading Days following the Effective Date, the Company shall deliver or cause to be delivered to the Investor shares of Common Stock as set forth next to the Investor’s name on Schedule I attached hereto (the “Shares”).

1.4 Legends. The Investor understands that the Shares are not, and will not be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such Shares shall bear a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN THE FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

2.  TRANSACTION DOCUMENTS.

2.1 Transaction Documents. Except as otherwise expressly provided herein, the Existing Securities Purchase Agreement and each other Transaction Document, is, and shall continue to be, in full force and effect.

3. REPRESENTATIONS AND WARRANTIES

3.1 Investor Representations and Warranties. The Investor hereby represents and warrants to the Company as follows:

(a) Organization; Authority. The Investor is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full capacity, right, corporate, partnership, limited liability company or similar power and authority, as applicable, to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement and performance by the Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Investor. This Agreement has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Investor, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. The Investor is acquiring the Shares hereunder as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting the Investor’s right to sell the Shares in compliance with applicable federal and state securities laws). The Investor is acquiring the Shares hereunder in the ordinary course of its business.

(c) Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of the Investor contained in this Agreement in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.

(d) Risk of Loss. The Investor understands that its investment in the Shares hereunder involves a significant degree of risk, and the Investor has full cognizance of and understands all of the risk factors related to its purchase of the Shares, including, but not limited to, those risk factors including in the SEC Reports. The Investor understands that no representation is being made as to the future value of the Shares.

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(e) Investor Status. At the time the Investor was offered the Shares hereunder, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. The Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(f) Experience of the Investor. The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

3.2 Company Representations and Warranties. The Company represents and warrants to the Investor as follows:

(a) Organization and Qualification. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the securities hereunder and the consummation by it of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

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(d) Other Investors; Registration. Schedule I shall include a complete and final list of all Restated Series A Warrants and Restated Series B Warrants being issued to Investors and the Company shall have not entered into any agreement or understanding with any Other Investor that would provide for different (disproportional or otherwise) rights or consideration than what is being offered to the Investor hereunder nor shall there any be any side or other letters, agreements or understandings with any other Investor not provided for in this Agreement (adjusted ratably). The registration statement on Form S-1, Commission File No. 333-195251 shall remain effective and available for the resale of the shares underlying the Restated Series A Warrants and Restated Series B Warrants immediately following the Effective Date and the Company shall use its reasonable best efforts to cause such registration statement to remain available to the Investor.

(e) Issuance of the Shares. The Shares to be issued hereunder are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company.

4.  TERMINATION.

On or before 9:30 a.m., New York time, on the first (1st) Business Day following the Effective Date, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Agreement in the form required by the Securities Exchange Act of 1934, as amended, and attaching this Agreement and the form of the Restated Series A Warrant and Restated Series B Warrant thereto as exhibits (including all attachments, the “8-K Filing”). From and after the issuance of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to any of the Investors by the Company in connection with the transactions contemplated by this Agreement. On or before 9:30 a.m., New York time, on the Effective Date, the Company shall file a Current Report on Form 8-K certifying that the Amendment has been consummated.

5. TERMINATION.

In the event that the Effective Date does not occur on or before August 13, 2014, the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void and the parties shall continue to comply with all terms and conditions of the Transaction Documents, as in effect prior to the execution of this Agreement.

6. MISCELLANEOUS.

6.1 No Commissions. Neither the Company nor the Investor has paid or given, or will pay or give, to any person, any commission or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

6.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

6.3 Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

6.4 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

[The remainder of the page is intentionally left blank]

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IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY: IMMUNE PHARMACEUTICALS INC.
By:
	Name:	Dr. Daniel G. Teper
	Title:	Chief Executive Officer

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      IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

Name of Investor: ________________________________________________________

Signature of Authorized Signatory of Investor: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: _____________________________________________

Facsimile Number of Authorized Signatory: __________________________________________

Address for Notice to Investor:

Address for Delivery of Certificates to Investor (if not same as address for notice):

$4.25 Warrants:

$5.10 Warrants:

Restated Series A Warrants:

Restated Series B Warrants:

Shares of Common Stock:

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Schedule I

	Original March Warrants			After Registration Explosion			New Warrant (reflect amount and price adj.)			Aug - New Registered Shares
March 2014 Pipe Warrants	$4.25	$5.10	Total	$3.39	$4.07	Total	$3.00	$3.50	Total	Total
MMCAP International Inc. SPC	367,647	367,647	735,294	461,255	461,255	922,509	520,833	535,714	1,056,548	49,020
Sabby Healthcare	161,765	161,765	323,529	202,952	202,952	405,904	229,167	235,714	464,881	21,569
Sabby Volatility Warrant	73,529	73,529	147,059	92,251	92,251	184,502	104,167	107,143	211,310	9,804
Capital Ventures International	150,000	150,000	300,000	188,192	188,192	376,384	212,500	218,571	431,071	20,000
Sio Partners, LP	82,205	82,205	164,410	103,136	103,136	206,271	116,457	119,785	236,242	10,961
Sio Partners QP, LP	14,168	14,168	28,336	17,775	17,775	35,551	20,071	20,645	40,716	1,889
Sio Partners Offshore, Ltd.	50,686	50,686	101,371	63,591	63,591	127,182	71,805	73,856	145,661	6,758
Nyenburgh Holding B.V.	58,824	58,824	117,647	73,801	73,801	147,601	83,333	85,714	169,048	7,843
Stourbridge Investments LLC	14,706	14,706	29,412	18,450	18,450	36,900	20,833	21,429	42,262	1,961
Cranshire Capital Master Fund, Ltd.	44,118	44,118	88,235	55,351	55,351	110,701	62,500	64,286	126,786	5,882
Equitec Specialists, LLC	14,706	14,706	29,412	18,450	18,450	36,900	20,833	21,429	42,262	1,961
Chardan Capital Markets LLC	23,442	23,442	46,884	29,411	29,411	58,821	33,209	34,158	67,368	3,126
JMM Foundation, Inc.	14,706	14,706	29,412	18,450	18,450	36,900	20,833	21,429	42,262	1,961
DAFNA Lifescience L.P.	38,235	38,235	76,471	47,970	47,970	95,941	54,167	55,714	109,881	5,098
DAFNA Lifescience Select L.P.	28,676	28,676	57,353	35,978	35,978	71,956	40,625	41,786	82,411	3,824
DAFNA Lifescience Market Neutral L.P.	6,618	6,618	13,235	8,303	8,303	16,605	9,375	9,643	19,018	882
Framboise Trading Limited	147,059	147,059	294,118	184,502	184,502	369,004	208,333	214,286	422,619	19,608

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Melini Capital	73,529	73,529	147,059	92,251	92,251	184,502	104,167	107,143	211,310	9,804
Business Assets Corp.	73,529	73,529	147,059	92,251	92,251	184,502	104,167	107,143	211,310	9,804
Paul Benichou	73,529	73,529	147,059	92,251	92,251	184,502	104,167	107,143	211,310	9,804
Giliana Niffeler	22,059	22,059	44,118	27,675	27,675	55,351	31,250	32,143	63,393	2,941
Michael Tordjman	15,074	15,074	30,147	18,911	18,911	37,823	21,354	21,964	43,318	2,010
Frank Allouch	14,706	14,706	29,412	18,450	18,450	36,900	20,833	21,429	42,262	1,961
Rahul Singhvi	7,353	7,353	14,706	9,225	9,225	18,450	10,417	10,714	21,131	980
Daniel Teper	8,824	8,824	17,647	11,070	11,070	22,140	12,500	12,857	25,357	1,176
Isaac Kobrin	8,824	8,824	17,647	11,070	11,070	22,140	12,500	12,857	25,357	1,176
David Sidransky	5,882	5,882	11,765	7,380	7,380	14,760	8,333	8,571	16,905	784
René Lerer	2,938	2,938	5,875	3,685	3,685	7,371	4,161	4,280	8,442	392
Daniel Kazado	2,938	2,938	5,875	3,685	3,685	7,371	4,161	4,280	8,442	392
Marc Rothenberg	5,735	5,735	11,471	7,196	7,196	14,391	8,125	8,357	16,482	765
Jean Kadouche	2,941	2,941	5,882	3,690	3,690	7,380	4,167	4,286	8,452	392
Oppenheim Asset Management	36,765	36,765	73,529	46,125	46,125	92,251	52,083	53,571	105,655	4,902
IPConcept	14,706	14,706	29,412	18,450	18,450	36,900	20,833	21,429	42,262	1,961
Medical Strategy GmbH	7,353	7,353	14,706	9,225	9,225	18,450	10,417	10,714	21,131	980
Hauck & Aufhäuser Banquiers	2,938	2,938	5,875	3,685	3,685	7,371	4,161	4,280	8,442	392
Michal Ayalon Soffer	2,941	2,941	5,882	3,690	3,690	7,380	4,167	4,286	8,452	392
Adam Foley-Comer	2,941	2,941	5,882	3,690	3,690	7,380	4,167	4,286	8,452	392
Sarit Steinberg	2,941	2,941	5,882	3,690	3,690	7,380	4,167	4,286	8,452	392
Danit Shema	843	843	1,685	1,057	1,057	2,114	1,194	1,228	2,422	112
Oshrat Harush Frenkel	421	421	843	529	529	1,057	597	614	1,211	56
Ze'ev Hamber	147	147	294	185	185	369	208	214	423	20
Sub Total	1,680,945	1,680,945	3,361,890	2,108,938	2,108,939	4,217,876	2,381,342	2,449,380	4,830,715	224,126

Exhibit 99.1

Immune Pharmaceuticals, Inc. and Subsidiaries

A Development Stage Enterprise

Condensed Consolidated Pro Forma Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2014 (As Stated)	Adjustment	June 30, 2014 (Adjusted)
Total current assets	3,354		3,354
Total long term assets	31,117		31,117
Total assets	$34,471		$34,471
Current liabilities	8,397		8,397
Warrant liability	5,560	(5,560)	—
Other non-current liabilities	13,823		13,823
Total liabilities	27,780		22,220
Total stockholders’ equity	6,691	5,560	12,251
Total liabilities and stockholders’ equity	$34,471		$34,471